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                                            Filed Pursuant to Rule 424(b)(3)
                                            Registration No. 333-48378


                             CONSTELLATION 3D, INC.

                              Prospectus Supplement
                     (To Prospectus Dated November 9, 2000)


         You should read this prospectus supplement and the related prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

NASDAQ National Market

         Our common stock began quotation on the NASDAQ National Market under the ticker symbol "CDDD" on November 15, 2000. The last sales price reported on the NASDAQ National Market for our common stock on November 15, 2000 was $12.125.

Third Quarter Results

         We generated no revenue for the nine months and the quarters ended September 30, 2000 and 1999. Our net loss for the quarter ended September 30, 2000 was $5,244,999, or $.13 per share on 41,698,933 average shares outstanding, compared with our net loss of $1,105,256, or $.04 per share on 29,250,000 average shares outstanding for the quarter ended September 30, 1999. Our net loss for the nine months ended September 30, 2000 was $15,263,959, or $.37 per share on 41,234,050 average shares outstanding, compared with our net loss of $2,762,714, or $.09 per share on 29,238,000 average shares outstanding for the nine months ended September 30, 1999. Since our inception (September 25, 1997) through September 30, 2000 our cumulative net loss is $25,935,293.



          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 15, 2000.